EXHIBIT 23.2





                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8 No. 33-00000) pertaining to the Amended and Restated 2002 Option Plan and the 2003 Non-Employee Director Equity Incentive Plan of Endurance Specialty Holdings Ltd. (the "Company") and to the incorporation by reference therein of our reports dated January 10, 2003, with respect to the December 31, 2002 consolidated financial statements and schedules of the Company included in its final prospectus (Form S-1A), filed with the Securities and Exchange Commission on February 27, 2003 (Registration No. 333-102026).


Ernst & Young
Hamilton, Bermuda
July 29, 2003